FOR IMMEDIATE RELEASE

CONTACT:	Curt Hecker, CEO
Intermountain Community Bancorp
	(208) 263-0505	curt.hecker@panhandlebank.com

Doug Wright, Executive Vice President & CFO
Intermountain Community Bancorp
	(509) 363-2635	doug.wright@intermountainbank.com

Intermountain Community Bancorp Reports Fourth Quarter Profit and Full Year 2012 Results

Sandpoint, Idaho, February 13, 2013 - Intermountain Community Bancorp (OTCBB - IMCB), the holding company for Panhandle State Bank, reported $910,000, or $0.14 per share in net income applicable to common shareholders for the fourth quarter 2012, as higher non interest income, lower interest expense and a lower loan loss provision offset lower interest income and higher operating expenses than reported in the third quarter. The fourth quarter 2012 results compare to net income applicable to common shareholders of $343,000 and $907,000, or $0.05 and $1.08 per share for the third quarter of 2012 and fourth quarter of 2011, respectively. All per share results have been adjusted for the impact of a 1-for-10 reverse stock split completed by the Company in the fourth quarter of 2012. 2012 results also reflect the issuance of new shares in two successful capital raises earlier in the year.

Net income applicable to common shareholders improved to $1.9 million, or $0.33 per share, for 2012, compared to a net loss of $1.8 million, or $2.15 per share, in the comparable 2011 period, as decreases in interest expense, operating expense and the provision for loan loss offset decreases in interest income.

“We are pleased with the consistent improvement in profit shown over the past couple years, and optimistic about our recent and future growth in loans and earnings" said Chief Executive Officer Curt Hecker. “The Company's strong financial position coupled with our excellent staff and local, community-focused development plans continue to build momentum in our markets."

Fourth Quarter 2012 Highlights (at or for the period ended December 31, 2012, compared to September 30, 2012, and December 31, 2011)

▪
Net loans receivable increased to $520.8 million at year end 2012, up from $502.9 million and $502.2 million at September 30, 2012 and December 31, 2011, respectively, as commercial and commercial real estate production activity increased.

▪
Interest expense continued to drop, totaling $1.01 million for the fourth quarter, compared to $1.26 million in the third quarter of 2012 and $1.43 million in the fourth quarter of 2011. The Company's cost of interest bearing liabilities totaled 0.49% for the quarter, down from 0.59% in the third quarter and 0.67% in the fourth quarter of 2011.

▪
The provision for loan losses dropped to $619,000 from $1.2 million in the third quarter of 2012 and $706,000 in the fourth quarter of 2011, respectively, as the negative impact of problem loans continues to subside.

▪	Nonperforming assets (NPAs) totaled 1.18% of total assets at December 31, 2012 stable from 1.18% at September 30, 2012 and down from 1.71% at December 31, 2011.

▪	Loan delinquencies (30 days past due and over) continue to remain very low, at 0.13% of total loans compared to 0.21% in the third quarter and 0.28% in the fourth quarter of 2011.

•
The Company's community-centric outreach initiative, “Powered by Community” continues to develop partnerships focused on economic advancement, education, job-readiness, and small business enhancement. The Bank remains deeply committed to assisting its communities through volunteerism, seed grants and sponsorship of far-reaching initiatives throughout its regional markets.

Assets and Loan Portfolio Summary

Assets totaled $972.1 million at December 31, 2012, up from $953.2 million at September 30, 2012, and up from $934.2 million at December 31, 2011. The increase from the prior year reflected the additional capital raised in the Company's capital offerings earlier this year, offset by reductions in cash as the Company used funds available to reduce higher rate Federal Home Loan Bank advances, and brokered and retail certificates of deposit. Net loans receivable increased by $17.9 million during the quarter as increased commercial and commercial real estate loan production offset continued reductions in land development loans.

"Loan demand is picking up in our markets and our lending teams are working with many borrowers to grow present and future business," noted Hecker. "Although we anticipate a seasonal reduction in agricultural loans in the first quarter of 2013, we are encouraged that new loan production seems to be gaining steam overall," he added.

The following tables summarize the Company's loan portfolio by type and geographic region, and provide trending information over the prior year.

LOANS BY CATEGORIES
(Dollars in thousands)	12/31/2012	% of total	9/30/2012	% of total	12/31/2011	% of total
Commercial loans	$121,307	23.0%	$115,203	22.5%	$110,395	21.4%
Commercial real estate	186,844	35.4%	174,965	34.2%	167,586	32.6%
Commercial construction	3,832	0.7%	2,573	0.5%	6,335	1.2%
Land and land development	31,278	5.9%	33,814	6.6%	38,499	7.5%
Agriculture	85,967	16.3%	87,851	17.2%	81,316	15.8%
Multifamily	16,544	3.1%	17,849	3.5%	26,038	5.1%
Residential real estate	60,020	11.3%	59,367	11.6%	58,861	11.4%
Residential construction	940	0.2%	532	0.1%	2,742	0.5%
Consumer	9,626	1.8%	9,724	1.9%	11,847	2.3%
Municipal	12,267	2.3%	9,827	1.9%	11,063	2.2%
Total loans receivable	$528,625	100.0%	$511,705	100.0%	$514,682	100.0%
Allowance for loan losses	(7,943)		(9,088)		(12,690)
Net deferred origination costs	86		235		260
Loans receivable, net	$520,768		$502,852		$502,252

LOAN PORTFOLIO BY LOCATION December 31, 2012
(Dollars in thousands)	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
Commercial loans	$87,387	$4,606	$9,252	$13,852	$6,210	$121,307	23%
Commercial real estate	123,451	11,330	10,651	18,895	22,517	186,844	35.4%
Commercial construction	503	—	2,819	—	510	3,832	0.7%
Land and land development	20,710	1,748	6,298	1,500	1,022	31,278	5.9%
Agriculture	1,670	3,269	16,886	60,479	3,663	85,967	16.3%
Multifamily	10,396	151	5,947	30	20	16,544	3.1%
Residential real estate	41,624	3,734	3,808	7,083	3,771	60,020	11.3%
Residential construction	387	—	240	313	—	940	0.2%
Consumer	5,716	1,026	517	2,053	314	9,626	1.8%
Municipal	10,880	1,387	—	—	—	12,267	2.3%
Total	$302,724	$27,251	$56,418	$104,205	$38,027	$528,625	100.0%
Percent of total loans in geographic area	57.3%	5.2%	10.7%	19.7%	7.2%	100.0%

Asset Quality

Nonperforming loans totaled $6.5 million at December 31, 2012, a slight increase from $5.6 million at September 30, 2012, but down from $9.3 million at December 31, 2011. The allowance for loan loss coverage of non-performing loans totaled 121.7% as of December 31, 2012, down from 161.3% at September 30, 2012 and 136.6% at December 31, 2011, respectively, as the Company's allowance was reduced as resolved credits were charged against prior period reserves and the overall quality of the loan portfolio improved.

Total nonperforming assets (NPAs) were $11.5 million at quarter end, compared to $11.3 million at September 30, 2012, and $15.9 million at December 31, 2011. Troubled debt restructured loans totaled $6.7 million, up from $3.5 million at September 30, 2012, but down from $7.2 million at December 31, 2011, as the Company restructured one larger relationship during the fourth quarter.

Classified loans totaled $24.9 million at quarter end, a 23.9% decrease from September 30, 2012 and a 53.1% decrease from a year ago. Classified loans are loans in which the Company anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur.

"We achieved a substantial reduction in problem loans during the fourth quarter, as we successfully resolved a number of remaining work-out situations," said Hecker.

The following tables summarize nonperforming assets by type and geographic region, and provide trending information over the prior year.

NPA BY CATEGORY
(Dollars in thousands)	12/31/2012	% of total	9/30/2012	% of total	12/31/2011	% of total
Commercial loans	$4,042	35.2%	$3,400	30.2%	$3,686	23.0%
Commercial real estate	1,716	14.9%	1,021	9.1%	2,786	17.5%
Commercial construction	—	—%	—	—%	44	0.3%
Land and land development	5,118	44.6%	6,204	55.0%	8,653	54.3%
Agriculture	98	0.9%	26	0.2%	187	1.2%
Multifamily	—	—%	—	—%	—	—%
Residential real estate	502	4.4%	609	5.4%	567	3.6%
Residential construction	—	—%	—	—%	2	—%
Consumer	4	—%	12	0.1%	17	0.1%
Total NPA by Categories	$11,480	100.0%	$11,272	100.0%	$15,942	100.0%

The modest increase in commercial and commercial real estate NPAs reflects the addition of one larger relationship, for which active restructuring efforts are underway. Exposure from land and land development loans continues to decline each quarter. Most of the remaining NPAs are in the North Idaho/Eastern Washington region, reflecting the Company's higher loan totals in these areas, and the presence of a couple of larger problem credits in this market area.

OREO balances totaled $5.0 million at December 31, 2012, compared to $5.6 million at September 30, 2012 and $6.7 million at December 31, 2011. The Company sold 6 properties totaling $764,000 in the fourth quarter, had net negative valuation adjustments of $191,000 and added 3 properties totaling $270,000. A total of 6 properties remained in the OREO portfolio at quarter end, consisting of $4.9 million in land and land development and $79,000 in residential real estate.

Investment Portfolio, Deposit, Borrowings and Equity Summary

Investments available for sale decreased by $10.1 million during the quarter, as the Company sold several longer-dated securities for gains and experienced more rapid prepayment speeds on its mortgage-backed securities. The $61.1 million increase from December 31, 2011 primarily reflects the investment of funds raised in the Company's 2012 capital offerings.

Deposits totaled $748.9 million at December 31, 2012, compared to $722.1 million at September 30, 2012 and $729.4 million at the end of 2011. The increase from the third quarter reflects increases in demand deposit account balances, which offset continued reductions in CDs. While demand deposits grew by $50.1 million during the fourth quarter, approximately $30.1 million of this growth resulted from temporary shifts in the Company's money market demand deposits and other customer investment funds used to pay taxes and dividends at year end. After adjusting for this temporary growth, demand deposits were still up approximately $20 million, or 6.6% during the quarter. Overall, low-cost transaction deposits now represent 75.8% of the deposit portfolio, up from 70.7% at December 31, 2011. During the fourth quarter, the Company redeemed $13.8 million in brokered CDs, which will save about $125,000 in future annual interest expense. The table below provides information on both current composition and trends in the deposit portfolio.

DEPOSITS
(Dollars in thousands)	12/31/2012	% of total	9/30/2012	% of total	12/31/2011	% of total
Non-interest bearing demand accounts	$254,979	34%	$214,524	29.7%	$190,074	26.1%
Interest bearing demand accounts	99,623	13.3%	89,941	12.5%	—	—%
NOW	—	—%	—	—%	107,476	14.7%
Money market accounts	213,155	28.5%	216,767	30%	201,237	27.6%
Savings & IRA accounts	75,788	10.1%	74,315	10.3%	73,493	10.1%
Certificates of deposit (CDs)	43,535	5.8%	47,509	6.6%	59,199	8.1%
Jumbo CDs	56,228	7.5%	59,433	8.2%	56,177	7.7%
Brokered CDs	5,200	0.7%	18,994	2.6%	37,000	5.1%
CDARS CDs to local customers	426	0.1%	601	0.1%	4,717	0.6%
Total Deposits	$748,934	100.0%	$722,084	100.0%	$729,373	100.0%

The Company also paid off a $25 million advance from the Federal Home Loan Bank in October, 2012, reducing future annual interest expense by $515,000. Advances from the FHLB now total $4 million. Securities sold subject to repurchase agreements, which reflects investment activity by local municipalities in the Company's market areas, increased to $76.7 million from a seasonal low of $57.0 million at the end of September 2012, but was down from the December 2011 balance of $85.1 million.

Stockholders' equity totaled $114.4 million at December 31, 2012, compared to $113.6 million at September 30, 2012 and $61.6 million at December 31, 2011. The increase from the sequential quarter reflects earnings growth, offset by a slight decrease in the unrealized gain on the Company's securities portfolio. The increase over last year is a result of the Company's successful capital raises, earnings improvement, and larger unrealized gains on the securities portfolio. On a reverse-split adjusted basis, tangible book value per common share totaled $13.63 at year end 2012, compared to $13.51 at September 30, 2012 and $41.95 at December 31, 2011. The increase from the sequential quarter reflected higher capital levels, while the decrease from the prior year reflected the increased number of shares outstanding as a result of the Company's capital raises earlier this year. Tangible stockholders' equity to tangible assets was 11.8%, compared to 11.9% at September 30, 2012 and 6.6% at the end of December last year. Tangible common equity to tangible assets was 9.0%, compared to 9.1% at September 30, 2012 and 3.8% at the end of 2011.

Income Statement Summary

Net income applicable to common shareholders for the fourth quarter totaled $910,000, or $0.14 per common diluted share, compared to a net income applicable to common shareholders of $343,000, or $0.05 per common diluted share in the third quarter of 2012, and $907,000, or $1.08 per common diluted share in the fourth quarter of 2011. Net income applicable to common shareholders improved to $1.9 million or $0.32 per diluted common share for 2012, compared to a net loss of $1.8 million, or $2.15 per diluted common share in 2011. All per share results have been adjusted for the impact of the 1-for-10 reverse stock split, which became effective in October, 2012.

Fourth quarter 2012 net interest income before provision totaled $7.6 million, down slightly from $7.7 million in the third quarter 2012, and from $8.3 million in the fourth quarter last year. The decrease from the third quarter reflects continued pressure on the Company's loan and investment yields, as market rates, particularly for fixed income securities, continued to trend down, and prepayments in the investment portfolio accelerated. The $4.2 million decrease from last year is a result of lower loan and investment yields and higher premium amortization of mortgage-backed securities in the investment portfolio.

Net interest margin improved slightly to 3.53% from the sequential quarter, as the earning asset yield stabilized while the cost of interest-bearing liabilities continued to drop. Reflective of the factors noted above, net interest margin for the year 2012 declined 0.46% to 3.56% as the earning asset yield dropped from 4.81% to 4.15%, while the cost of interest-bearing liabilities declined 0.16% to 0.61%. “Asset yields are still under significant pressure as market conditions, governmental actions, and heavy mortgage refinancing continue to drive effective yields down," said Chief Financial Officer Doug Wright. "We've been able to offset some of this impact in recent quarters by redeploying cash into loans that have higher relative yields, while simultaneously lowering our liability interest costs. However, investing in the current market remains challenging, and the Company continues to approach investment opportunities cautiously to mitigate higher credit or interest rate risk exposure."

Intermountain recorded a $619,000 provision for loan losses in the fourth quarter, down from the $1.2 million expense recorded in the third quarter of 2012, and $706,000 million provision recorded in the comparable period last year. Net chargeoffs totaled $1.8 million during the quarter, compared to $2.3 million in the sequential quarter and $2.4 million in the fourth quarter of 2011. Net chargeoffs for the year totaled $9.1 million, compared to $7.1 million in 2011, as the company accelerated efforts to reduce problem assets further. “During 2012 we worked aggressively to resolve a significant portion of our remaining classified loans. While this resulted in a higher level of chargeoffs, we now hold a substantially lower level of problem assets than our industry peers," Hecker said.

The tables below provide information on other income for the current three-month and twelve-month period in comparison to prior periods.

Three Months Ended	12/31/2012	% of Total	9/30/2012	% of Total	12/31/2011	% of Total
	(Dollars in thousands)
Fees and service charges	$1,716	56%	$1,702	66%	$1,810	66%
Loan related fee income	807	26%	686	27%	559	20%
Net gain on sale of securities	208	7%	—	—%	119	4%
Net gain (loss) on sale of other assets	4	—%	(7)	—%	4	—%
Other-than-temporary credit impairment on investment securities	—	—%	(34)	(1)%	(64)	(2)%
BOLI income	86	3%	86	3%	93	3%
Hedge Fair Value Adjustment	(26)	(1)%	(6)	—%	—	—%
Unexercised Warrant Liability Fair Value	71	2%	(49)	(2)%	—	—%
Other income	204	7%	174	7%	224	9%
Total	$3,070	100%	$2,552	100%	$2,745	100.0%

Twelve Months Ended	12/31/2012	% of Total	12/31/2011	% of Total
	(Dollars in thousands)
Fees and service charges	$6,662	62%	$7,036	66%
Loan related fee income	2,734	25%	2,202	21%
Net gain on sale of securities	794	7%	131	1%
Net gain (loss) on sale of other assets	19	—%	(40)	—%
Other-than-temporary credit impairment on investment securities	(357)	(3)%	(145)	(1)%
BOLI income	345	3%	362	3%
Hedge Fair Value Adjustment	(326)	(3)%	—	—%
Unexercised Warrant Liability Fair Value	180	2%	—	—%
Other income	775	7%	1,079	10%
Total	$10,826	100%	$10,625	100%

Other income in the third quarter was $3.1 million, up from $2.6 million in the third quarter of 2012 and $2.7 million in the same period last year, respectively. Higher mortgage origination income and gains on the sale of securities produced the quarterly increases as fee and service charge income was relatively stable. For the year, other income totaled $10.8 million compared to $10.6 million in 2011, as higher mortgage fee income and gains on the sale of securities offset reductions in fees and service charges, secured savings contract income and fair value adjustments.

The tables below provide information operating expense for the current three-month and twelve-month period in comparison to prior periods.

Three Months Ended	12/31/12	% of Total	9/30/12	% of Total	12/31/11	% of Total
	(Dollars in thousands)
Salaries and employee benefits	$4,181	47%	$4,103	49%	$4,123	44%
Occupancy expense	1,615	19%	1,648	20%	1,699	19%
Advertising	174	2%	178	2%	146	2%
Fees and service charges	620	7%	590	7%	674	7%
Printing, postage and supplies	208	2%	178	2%	260	3%
Legal and accounting	483	6%	504	6%	388	4%
FDIC assessment	97	1%	306	4%	301	3%
OREO operations	390	4%	39	1%	805	9%
Other expense	903	10%	696	9%	770	9%
Total	$8,671	100%	$8,242	100%	$9,166	100%

Twelve Months Ended	12/31/2012	% of Total	12/31/2011	% of Total
	(Dollars in thousands)
Salaries and employee benefits	$16,291	49%	$18,736	49%
Occupancy expense	6,570	20%	6,879	18%
Advertising	633	2%	677	2%
Fees and service charges	2,460	7%	2,645	7%
Printing, postage and supplies	987	3%	1,135	3%
Legal and accounting	1,733	5%	1,521	4%
FDIC assessment	1,024	3%	1,394	4%
OREO operations	653	2%	2,166	6%
Other expense	3,082	9%	3,177	7%
Total	$33,433	100%	$38,330	100%

Operating expenses totaled $8.7 million in the fourth quarter of 2012, compared to $8.2 million in the sequential quarter and $9.2 million in the fourth quarter of last year, respectively. Increases in OREO, loan servicing and compliance-related expenses offset lower FDIC assessments from the sequential quarter. The reduction from the fourth quarter of last year primarily reflected reductions in FDIC assessments and OREO expenses. For the 12-month period, operating expenses totaled $33.4 million, a $4.9 million, or 12.8% reduction from 2011 as a result of decreases in employee compensation and benefits, occupancy expense, FDIC assessments and OREO expense. “While some expense categories have now stabilized after significant decreases in the past couple years, we are now implementing additional cost reduction plans in other areas, including data processing and occupancy expense," said Wright. "We expect that these new efforts will result in additional cost savings in future periods."

The Company recorded a small $8,000 tax benefit related to a delayed state tax refund during the fourth quarter. Given its current tax position, the Company did not record any other income tax provision or benefit during the quarter as it offset taxable income with net operating losses that it has carried forward from prior years. The Company maintains an $8.5 million tax valuation allowance, resulting in a net deferred tax asset of $12.3 million.

Reverse Stock Split & NASDAQ filing

On August 31, 2012, the Company announced that it would implement, effective as of the close of business on October 5, 2012, a 1-for-10 reverse stock split of Intermountain's common stock (both voting and nonvoting) as approved by the shareholders at the Company's Annual Meeting on May 17, 2012.
As a result, the number of shares of outstanding voting and nonvoting common stock has been reduced from approximately 26.0 million and 38.4 million shares to approximately 2.6 million and 3.8 million shares, respectively. The reverse stock split also reduced the number of authorized shares of voting and nonvoting common stock from 300,000,000 and 100,000,000 shares to 30,000,000 and 10,000,000 shares, respectively. Proportional adjustments were also made to the conversion or exercise rights under the Company's outstanding warrants, stock options and other common stock-based equity grants outstanding immediately prior to the effectiveness of the reverse stock split.
The Company also received approval to list its voting common shares on the NASDAQ Capital Market Exchange, and formally listed those shares on January 9, 2013.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are quoted on the NASDAQ Capital Market Exchange, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the “Risk Factors,” “Business,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; declines in the housing and real estate market; increases in unemployment or sustained high levels of unemployment; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)

	12/31/2012	9/30/2012	12/31/2011
	(Dollars in thousands, except per share amounts)
ASSETS
Cash and cash equivalents:
Interest-bearing	$53,403	$45,015	$82,242
Non-interest bearing and vault	13,536	6,016	24,958
Restricted cash	13,146	12,710	2,668
Available-for-sale securities, at fair value	280,169	290,311	219,039
Held-to-maturity securities, at amortized cost	14,826	14,843	16,143
Federal Home Loan Bank of Seattle stock, at cost	2,269	2,290	2,310
Loans held for sale	1,684	5,070	5,561
Loans receivable, net	520,768	502,852	502,252
Accrued interest receivable	4,320	4,542	4,100
Office properties and equipment, net	35,453	36,031	37,687
Bank-owned life insurance	9,472	9,387	9,127
Other intangibles	72	101	189
Other real estate owned (“OREO”)	4,951	5,636	6,650
Prepaid expenses and other assets	18,070	18,488	21,292
Total assets	$972,139	$953,292	$934,218

LIABILITIES
Deposits	$748,934	$722,084	$729,373
Securities sold subject to repurchase agreements	76,738	56,989	85,104
Advances from Federal Home Loan Bank	4,000	29,000	29,000
Unexercised stock warrant liability	828	899	—
Cashier checks issued and payable	2,024	266	481
Accrued interest payable	1,185	2,124	1,676
Other borrowings	16,527	16,527	16,527
Accrued expenses and other liabilities	7,469	11,819	10,441
Total liabilities	857,705	839,708	872,602

STOCKHOLDERS' EQUITY
Common stock - voting shares	96,368	96,330	78,916
Common stock - non-voting shares	31,941	31,941	—
Preferred stock, Series A	26,527	26,430	26,149
Accumulated other comprehensive income (1)	3,529	3,724	2,370
Accumulated deficit	(43,931)	(44,841)	(45,819)
Total stockholders' equity	114,434	113,584	61,616
Total liabilities and stockholders' equity	$972,139	$953,292	$934,218

Book value per common share, excluding preferred stock	$13.64	$13.53	$42.17
Tangible book value per common share, excluding preferred stock (2)	$13.63	$13.51	$41.95
Shares outstanding at end of period	6,442,820	6,441,986	840,984
Stockholders' Equity to Total Assets	11.77%	11.91%	6.6%
Tangible Stockholders' Equity to Tangible Assets (3)	11.76%	11.91%	6.58%
Tangible Common Equity to Tangible Assets	9.04%	9.13%	3.78%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total common shares outstanding.
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
	12/31/2012	9/30/2012	12/31/2011
	(Dollars in thousands, except per share amounts)
Interest income:
Loans	$6,906	$7,031	$7,831
Investments	1,689	1,896	1,939
Total interest income	8,595	8,927	9,770
Interest expense:
Deposits	700	736	868
Borrowings	312	522	560
Total interest expense	1,012	1,258	1,428
Net interest income	7,583	7,669	8,342
Provision for losses on loans	(619)	(1,154)	(706)
Net interest income after provision for losses on loans	6,964	6,515	7,636
Other income (expense):
Fees and service charges	1,716	1,702	1,810
Loan related fee income	807	686	559
Net gain on sale of securities	208	—	119
Net gain (loss) on sale of other assets	4	(7)	4
Other-than-temporary impairment on investments	—	(34)	(64)
Bank-owned life insurance	86	86	93
Fair value adjustment on cash flow hedge	(26)	(6)	—
Unexercised warrant liability fair value adjustment	71	(49)	—
Other income	204	174	224
Total other income, net	3,070	2,552	2,745
Operating expenses:
Salaries and employee benefits	4,181	4,103	4,123
Occupancy expense	1,615	1,648	1,699
FDIC assessment	97	306	301
OREO operations	390	39	805
Other expenses	2,388	2,146	2,238
Total operating expenses	8,671	8,242	9,166
Income before income tax benefit	1,363	825	1,215
Income tax benefit	8	—	152
Net income	1,371	825	1,367
Preferred stock dividend	461	482	460
Net Income applicable to common stockholders	$910	$343	$907
Income per share - basic	0.14	0.05	1.08
Income per share - diluted	0.14	0.05	1.08
Weighted-average common shares outstanding - basic (1)	6,442,729	6,441,986	840,984
Weighted-average common shares outstanding - diluted (2)	6,470,944	6,458,227	842,733

(1) Includes the weighted average number of non-voting common shares that were outstanding at December 31, 2012.
(2) Includes the weighted average number of non-voting common shares that would be outstanding if the 170,000 in warrants issued in the January 2012 private offering are exercised directly for non-voting common shares.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Twelve Months Ended
	12/31/2012	12/31/2011
	(Dollars in thousands, except per share amounts)
Interest income:
Loans	$28,063	$32,821
Investments	7,704	8,836
Total interest income	35,767	41,657
Interest expense:
Deposits	3,002	4,408
Borrowings	2,081	2,404
Total interest expense	5,083	6,812
Net interest income	30,684	34,845
Provision for losses on loans	(4,306)	(7,289)
Net interest income after provision for losses on loans	26,378	27,556
Other income (expense):
Fees and service charges	6,662	7,036
Loan related fee income	2,734	2,202
Net gain on sale of securities	794	131
Net gain (loss) on sale of other assets	19	(40)
Other-than-temporary impairment on investments	(357)	(145)
Bank-owned life insurance	345	362
Fair value adjustment on cash flow hedge	(326)	—
Unexercised warrant liability fair value adjustment	180	—
Other income	775	1,079
Total other income, net	10,826	10,625
Operating expenses:
Salaries and employee benefits	16,291	18,736
Occupancy expense	6,570	6,879
FDIC assessment	1,024	1,394
OREO operations	653	2,166
Other expenses	8,895	9,155
Total operating expenses	33,433	38,330
Income (loss) before income tax benefit	3,771	(149)
Income tax (provision) benefit	8	152
Net income	3,779	3
Preferred stock dividend	1,891	1,808
Net Income (loss) applicable to common stockholders	$1,888	$(1,805)
Income (loss) per share - basic	0.33	(2.15)
Income (loss) per share - diluted	0.32	(2.15)
Weighted-average common shares outstanding - basic (1)	5,806,958	840,654
Weighted-average common shares outstanding - diluted (2)	5,825,283	840,654

(1) Includes the weighted average number of non-voting common shares.
(2) Includes the weighted average number of non-voting common shares that would be outstanding if the 170,000 in warrants issued in the January 2012 private offering are exercised directly for non-voting common shares.

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended			Twelve Months Ended
	12/31/2012	9/30/2012	12/31/2011	12/31/2012	12/30/2011
Net Interest Spread:
Yield on Loan Portfolio	5.28%	5.38%	5.81%	5.43%	5.94%
Yield on Investments & Cash	2.01%	2.10%	2.52%	2.23%	2.81%
Yield on Interest-Earning Assets	4.00%	4.04%	4.62%	4.15%	4.81%

Cost of Deposits	0.38%	0.40%	0.46%	0.42%	0.59%
Cost of Advances	3.08%	2.21%	2.20%	2.25%	2.13%
Cost of Borrowings	1.50%	1.74%	2.04%	1.96%	1.75%
Cost of Interest-Bearing Liabilities	0.49%	0.59%	0.67%	0.61%	0.77%
Net Interest Spread	3.50%	3.45%	3.95%	3.53%	4.03%

Net Interest Margin	3.53%	3.47%	3.94%	3.56%	4.02%

Performance Ratios:
Return on Average Assets	0.57%	0.34%	0.58%	0.39%	—%
Return on Average Common Stockholders' Equity	4.14%	1.58%	10.28%	2.75%	-5.31%
Return on Average Common Tangible Equity (1)	4.14%	1.58%	10.34%	2.75%	-5.27%
Operating Efficiency	81.39%	80.64%	82.67%	80.54%	84.30%
Noninterest Expense to Average Assets	3.60%	3.41%	3.91%	3.46%	3.99%

(1) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP LOAN AND REGULATORY CAPITAL DATA

	12/31/2012	9/30/2012	12/31/2011
	(Dollars in thousands)
Loan Data
Net Charge-Offs to Average Net Loans (QTD Annualized)	1.37%	1.79%	1.81%
Loan Loss Allowance to Total Loans	1.50%	1.78%	2.46%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$—	$—	$—
Nonaccrual Loans	6,529	5,636	9,292
Total Nonperforming Loans	6,529	5,636	9,292
OREO	4,951	5,636	6,650
Total Nonperforming Assets (“NPA”)	$11,480	$11,272	$15,942

Troubled Debt Restructured Loans	6,719	3,487	7,236
NPA to Total Assets	1.18%	1.18%	1.71%
NPA to Net Loans Receivable	2.20%	2.24%	3.17%
NPA to Estimated Risk Based Capital	9.33%	9.17%	21.31%
NPA to Tangible Equity + Allowance for Loan Loss	9.39%	9.20%	21.51%
Loan Delinquency Ratio (30 days and over)	0.13%	0.21%	0.28%

	12/31/2012	9/30/2012	12/31/2011
Allowance for Loan Loss by Loan Type	(Dollars in thousands)
Commercial loans	$2,156	$3,073	$2,817
Commercial real estate loans	2,762	2,728	4,880
Commercial construction loans	101	67	500
Land and land development loans	1,197	1,654	2,273
Agriculture loans	228	187	172
Multifamily loans	51	56	91
Residential real estate loans	1,144	1,042	1,566
Residential construction loans	24	13	59
Consumer loans	202	198	295
Municipal loans	78	70	37
Totals	$7,943	$9,088	$12,690

Regulatory Capital (Estimated for "The Company")
Total capital (to risk-weighted assets):
The Company	20.51%	20.86%	12.58%
Panhandle State Bank	19.07%	19.28%	13.74%
Tier 1 capital (to risk-weighted assets):
The Company	19.26%	19.61%	11.32%
Panhandle State Bank	17.82%	18.02%	12.48%
Tier 1 capital (to average assets):
The Company	12.54%	11.97%	7.32%
Panhandle State Bank	11.60%	11.11%	8.07%